NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS ANNOUNCES CHANGE IN THE MANUFACTURER OF ITS ANESTHESIA FACE MASKS

     TOTOWA, N.J., February 2, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) announced today that it had given notice to Respironics Inc., its supplier of anesthesia face masks, that it will not be renewing its current manufacturing agreement when it expires in the summer of 2007. Under the terms of the current agreement as amended, notice was required to be given to Respironics by Saturday, February 3, 2007 of the decision to reject the renewal terms proposed by Respironics.

      Terry Wall, CEO of Vital Signs, commented, “The Vital Signs face mask has been manufactured in China for the past 26 years. We want to thank Gerald McGinnis and Respironics for their efforts over this time period. Vital Signs has entered into a new face mask supply agreement with a Chinese medical device manufacturer at a cost below the renewal terms offered by Respironics. In addition, we have reached a binding agreement to form a joint venture with the new manufacturer subject to required Chinese government approval. The supply of face masks from Respironics will continue through the end of our current contract. We believe that the transition of suppliers will have little to no financial impact for the remainder of the 2007 fiscal year given our current inventory level. We expect to start realizing cost savings and improved margins from our new supply agreement in fiscal 2008.”

      Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, interventional cardiology/radiology and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. Vital Signs is ISO 9001 certified and has CE Mark approval for its products. In 2006 for the fifth time Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

     All statements in this press release (including statements regarding future Chinese government approvals, the financial impact on fiscal 2007 results of the change in manufacturers, potential cost savings opportunities and the future impact on costs and margins) other than historical statements constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, including difficulties associated with ramping-up supply with a new supplier, potential delays in obtaining approval from the Chinese government and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2006.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President, or William Craig, Chief Financial Officer (973) 790-1330 http://www.vital-signs.com